UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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UNIVERSAL LOGISTICS HOLDINGS, INC.

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UNIVERSAL LOGISTICS HOLDINGS, INC.

12755 E. Nine Mile Road

Warren, Michigan 48089

(586) 920-0100

www.universallogistics.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 29, 2021

To our Shareholders:

You are cordially invited to attend the 2021 annual meeting of shareholders (the “Annual Meeting”) of Universal Logistics Holdings, Inc., a Michigan corporation (“ULH” or the “Company”). The Annual Meeting will be held at the corporate office of our subsidiary, Universal Capacity Solutions, located at 5255 Hickory Hollow Parkway, Antioch, TN 37013, on April 29, 2021, at 10:00 a.m. local time.

The Annual Meeting is being held for the following purposes:

1.	To consider and act upon a proposal to elect 10 Board-recommended director nominees;

2.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2021;

3.	To conduct an advisory vote on a shareholder proposal for majority voting in uncontested director elections; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

The foregoing matters are more fully described in the accompanying Proxy Statement.

The Board has fixed the close of business on Friday, March 12, 2021, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ Steven Fitzpatrick

STEVEN FITZPATRICK

Vice President – Finance and Investor Relations,

Secretary

March 31, 2021

Your Vote Is Important

Whether or not you plan to attend the meeting in person, you are urged to promptly submit your proxy so that your shares may be voted in accordance with your wishes and the presence of a quorum may be assured. Your prompt action will help us reduce the expense of proxy solicitation.

Universal Logistics Holdings, Inc.

Proxy Statement

For the Annual Meeting of Shareholders

To Be Held on April 29, 2021

Universal Logistics Holdings, Inc.

Annual Meeting of Shareholders

April  29, 2021

PROXY STATEMENT

This Proxy Statement and form of proxy are furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Universal Logistics Holdings, Inc. (“ULH” or the “Company”) for use at our annual meeting of shareholders (the “Annual Meeting”) and any adjournments thereof. The Annual Meeting will be held at the corporate office of our subsidiary, Universal Capacity Solutions, LLC, located at 5255 Hickory Hollow Parkway, Antioch, Tennessee 37013, on April 29, 2021, at 10:00 a.m. local time.

Our principal office is located at 12755 E. Nine Mile Road, Warren, Michigan 48089. Our telephone number is (586) 920-0100.

This Proxy Statement and form of proxy are being mailed to shareholders on or about March 31, 2021.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS’ MEETING TO BE HELD ON APRIL 29, 2021

Our combined Proxy Statement and 2020 Annual Report to Shareholders, which includes our Annual Report on Form 10-K, are available at www.proxyvote.com.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the accompanying notice of the Annual Meeting. Those matters include electing directors, ratifying the appointment of our independent public accounting firm, and conducting an advisory vote on a shareholder proposal for majority voting in uncontested director elections. We will also consider such other business as may properly come before the Annual Meeting.

Who is entitled to vote?

Only shareholders of record at the close of business on the record date, March 12, 2021 (the “Record Date”) are entitled to receive notice of the Annual Meeting and to vote their shares at the meeting. Holders of our common stock are entitled to one vote per share.

What is the difference between a “shareholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are a “shareholder of record.” If your shares are held in the name of a broker, bank, trust or other nominee as a custodian, you are a “street name” holder.

Who can attend the Annual Meeting?

All shareholders as of the Record Date or their duly appointed proxies may attend the Annual Meeting. Attendees may be subject to health screening procedures consistent with practices advised by governmental authorities or otherwise then in effect for visitors entering the meeting location, and seating may be limited to comply with applicable governmental guidelines.

The Company asks that shareholders planning to attend the Annual Meeting notify the Company at least 24 hours in advance of the meeting by contacting our Corporate Secretary, Steven Fitzpatrick, at (586) 920-0100. Shareholders who are “street name” holders must also bring a copy of a brokerage statement reflecting their ownership as of the Record Date in order to attend the meeting. Shareholders who vote their shares by proxy do not need to attend the Annual Meeting. The Company urges all shareholders to promptly submit their proxy for the Annual Meeting regardless of whether you plan to attend in person. Your vote is important.

What is a proxy?

A proxy is your legal designation of another person, the “proxy,” to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the persons appointed as proxies by our Board of Directors (the “Board”) the authority to vote your shares as indicated on the proxy card.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding and entitled to vote on the record date will constitute a quorum, permitting business to be conducted at the meeting. As of the Record Date, 26,919,455 shares of our common stock were outstanding and entitled to vote. Proxies that are received and marked as withholding authority, abstentions, and broker non-votes (where a bank, broker or nominee does not exercise discretionary authority to vote on a matter) will be included in the calculation of the number of shares considered to be represented at the meeting.

How do I vote?

You may vote by mail or by following the alternative voting procedures described on the accompanying proxy card. If you complete, sign and return the proxy card, it will be voted as you direct. If no choice is specified on a signed proxy card, the persons named as proxies will vote in accordance with the recommendations of the Board, as set out below.

If you hold shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Under current stock exchange rules, brokers who do not have instructions from their customers may not use their discretion in voting their customers’ shares on certain specific matters that are not considered to be “routine” matters, including the election of directors, executive compensation and other significant matters. The proposal in this Proxy Statement to elect directors, and the shareholder proposal regarding majority voting in uncontested director elections, are not considered to be routine matters. Therefore, without your specific instructions, your shares will not be voted on these matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes,” however, will be counted in determining whether there is a quorum. You should follow the directions provided by your nominee regarding instructions on how to vote your shares.

The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm is considered a routine matter; therefore, if beneficial owners fail to give voting instructions, then brokers, banks and other nominees will have the discretionary authority to vote shares of our common stock with respect to this proposal.

If, as of the Record Date, you are a shareholder of record and you attend the meeting, you may vote in person at the meeting.

The authorized capital stock of ULH consists of 100,000,000 shares of common stock, par value $0.01 per share. As of the close of business on March 12, 2021, there were 26,919,455 shares of common stock eligible to vote.

What is a broker non-vote?

Generally, a “broker non-vote” occurs when a broker, bank or other nominee that holds shares in “street name” for a customer is precluded from exercising voting discretion on a particular proposal because:

(1)	the beneficial owner has not instructed the nominee on how to vote, and

(2)	the nominee lacks discretionary voting power to vote such issues.

Under NASDAQ rules, a nominee does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owners of such shares.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendations are set forth together with each proposal in this Proxy Statement. In summary, the Board recommends a vote:

•	“FOR” the election of the nominated slate of directors.

•	“FOR” the ratification of the appointment of Grant Thornton LLP as ULH’s independent registered public accounting firm.

•	Neither “FOR” nor “AGAINST” the shareholder proposal on majority voting in uncontested director elections.

What vote is required to approve each proposal?

•

Election of Directors. The affirmative vote of the holders of shares of our common stock representing a plurality of the shares of our common stock voting on the matter is required for the election of directors. Votes withheld and broker non-votes are not counted toward a nominee’s total number of votes.

•

Other Proposals. For each other proposal, the votes cast in favor of the proposal must exceed the number of votes cast opposing the proposal, assuming a quorum is present, for approval. A properly executed proxy marked “ABSTAIN” or not marked at all with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, abstentions and broker non-votes will not count either in favor of or against the proposal.

Are there other matters to be voted on at the Annual Meeting?

As of the date of this Proxy Statement, our Board of Directors does not know of any other matters that may come before the meeting, other than the Proposals described in this Proxy Statement. Should any other matter requiring a vote of the shareholders arise and be properly presented at the Annual Meeting, the proxy included with this Proxy Statement confers upon the persons named in the proxy and designated to vote the shares, discretionary authority to vote or otherwise act with respect to any such matter in accordance with their best judgment.

Can I revoke or change my proxy after I return my proxy card?

Yes. Any proxy may be revoked by a shareholder at any time before it is exercised at the Annual Meeting by delivering to our Secretary a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting.

Who is paying for the expenses involved in preparing and mailing this Proxy Statement?

We are paying the expenses involved in preparing, assembling and mailing these proxy materials and all costs of soliciting proxies. Our executive officers and other employees may solicit proxies, without additional compensation, personally and by telephone and other means of communication. We will reimburse brokers and other persons holding our common stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners.

How many Directors are there?

Our Fifth Amended and Restated Bylaws (the “Bylaws”) provide that the number of directors shall not be less than one nor more than 13 members, with the precise number to be fixed by resolution of the Board. Currently, we have 10 directors. The Board has recommended 10 nominees for election at the Annual Meeting.

How long do Directors serve?

Our Bylaws provide that each Director holds office until the subsequent annual meeting of shareholders after the director’s election and until a successor is elected and qualified, or until the director’s earlier resignation, removal from office, or death. The shareholders of the Company elect successors for Directors whose terms have expired at the Annual Meeting. The Board elects members to fill new membership positions and vacancies in unexpired terms on the Board.

Do the shareholders elect the executive officers?

No. Executive Officers are elected by the Board and hold office until their successors are elected and qualified or until the earlier of their death, retirement, resignation or removal.

Our Website

We maintain a website at www.universallogistics.com. The information on our website is not a part of this Proxy Statement, and it is not incorporated into any other filings we make with the SEC.

Whether or not you plan to attend the Annual Meeting, you are urged to promptly submit your proxy.

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PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board of Directors currently consists of 10 directors. Members of our Board are elected annually to serve until the next annual meeting of shareholders or until their successors are elected and qualified. Our Board has nominated for re-election each of the current directors. The biography of each of the nominees below contains information regarding the person’s service as director, business experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Board to determine that the person should serve as a director.

Grant E. Belanger	Director Since 2016

Grant E. Belanger, age 60, is currently principal of G. Belanger Consultants LLC, a management consulting firm. Mr. Belanger retired in 2015 from Ford Motor Company. There, he held various management positions for 30 years, including Executive Director of Material Planning and Logistics. Mr. Belanger previously served as a member of the board of directors of Ford Otosan, a publicly traded joint venture between Ford and Koc Holding located in Kocaeli, Turkey. He currently serves on our Audit Committee. Mr. Belanger brings to the Board demonstrated leadership abilities and a keen understanding of the transportation, logistics, and manufacturing businesses, both domestically and internationally. His ability to offer the Original Equipment Manufacturer (OEM) perspective on critical business issues is invaluable to the Board.

Frederick P. Calderone	Director Since 2009

Frederick P. Calderone, age 70, is a certified public accountant, attorney, and tax specialist. Mr. Calderone previously served for over 20 years as a Vice President of CenTra, Inc. (“CenTra”) until 2017. CenTra is a diversified holding company headquartered in Warren, Michigan that is owned by the Moroun family. During his career at CenTra, Mr. Calderone is widely recognized for his expertise in corporate, partnership and individual income tax matters; estate planning; tax planning for multinational businesses; mergers, acquisitions and commercial transactions; tax controversies and litigation; and corporate accounting. Prior to joining CenTra, Mr. Calderone was a partner with Deloitte, Haskins, & Sells, Certified Public Accountants (now Deloitte LLP). Mr. Calderone has also served as a member of the Board of Directors of P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) since 1998. Mr. Calderone possesses a long history of advising and providing executive oversight to transportation companies. With his thorough understanding of financial reporting, generally accepted accounting principles, financial analytics, taxation, and budgeting, Mr. Calderone brings to the Board a unique combination of expertise in accounting, strategic planning and finance.

Daniel J. Deane	Director Since 2009

Daniel J. Deane, age 65, has served as President of Nicholson Terminal & Dock Company since 1990. Mr. Deane also serves as the President of Shamrock Chartering Company and has been a Member of the Society of Naval Architects and Marine Engineers since 1985. He is a Member of the International Stevedoring Council. Previously, Mr. Deane served on the Board of Southern Wayne County Regional Chamber and was a past President of the Port of Detroit Operators Association. He currently serves on our Audit Committee. Mr. Deane possesses significant experience in operations, management, finance and strategic planning for various companies in the transportation industry. His deep knowledge of not only operators providing numerous modes of transportation services but also the practices and procedures of OEMs and other shippers qualifies Mr. Deane as an instrumental resource in his capacity as a director.

Clarence W. Gooden	Director Since 2018

Clarence W. Gooden, age 69, retired from CSX Corporation in May 2017. During his 47 years at CSX, Mr. Gooden held numerous leadership positions, including Vice Chairman and President from September 2015 through February 2017. In his role as President, Mr. Gooden managed and directed the entire operational and commercial functions of CSX. Mr. Gooden currently serves on the advisory board of Argo Consulting, LLC, an operations improvements consulting firm. Previously, Mr. Gooden served as a director of the National Association of Manufacturers, TTX Company, and the National Freight Transportation Association, and as a member of the Atlanta Federal Reserve Bank’s Trade and Transportation Advisory Council. Mr. Gooden possesses extensive experience and a network of relationships in railroads, transportation, logistics, finance, energy, and commodities. A proven industry leader, he brings the perspective and insight of a successful transportation executive to the Board’s role in formulating and evaluating the Company’s business planning and execution.

Matthew T. Moroun	Director Since 2004

Matthew T. Moroun, age 47, is Chairman of our Board of Directors. His currently serves as Chairman and President of CenTra, Inc., a diversified holding company based in Warren, Michigan. He is also Chairman and President DIBC Holdings, Inc., whose subsidiaries own and operate the Ambassador Bridge in Detroit, Michigan and Windsor, Ontario. Mr. Moroun is also Chairman of Oakland Financial Corporation, an insurance and real estate holding company based in Sterling Heights, Michigan. Mr. Moroun is a principal shareholder in other family owned businesses engaged in, among other things, transportation services and real estate acquisition, development, and management. Matthew T. Moroun is the father of Matthew J. Moroun, a nominee for director. He is currently Chairman of our Executive Committee and Chairman of our Compensation and Stock Option Committee. Mr. Moroun has served as a director of P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) since 1992 and its Chairman since 2007. His long-term, substantive leadership experience allows him to add operational, financial, business, capital markets, and strategic expertise to our Board. He possesses first-hand knowledge of the best practices and trends for our industry. His perspective and practical insight on transportation, automotive, real estate development, infrastructure, and government relations enhance the Board’s ability to oversee and direct our strategy, business planning, and execution.

Matthew J. Moroun	Director Since 2020

Matthew J. Moroun, age 20, is a director of ULH and a member of the Board of Directors of Detroit International Bridge Company. Mr. Moroun is also pursuing a Bachelor of Business Administration in Finance from the Mendoza College of Business at the University of Notre Dame. Matthew J. Moroun is the son of Matthew T. Moroun. We believe Mr. Moroun offers the Board a unique perspective on ULH’s strategic challenges and opportunities, and will advance the long-term interests of our shareholders.

Tim Phillips	Director Since 2020

Tim Phillips, age 55, became our President and Chief Executive Officer in January 2020. He previously served as ULH’s Executive Vice President of Transportation since January 2019. From October 2009 to January 2019, Mr. Phillips held the position of President of Universal Intermodal Services, Inc., the Company’s intermodal subsidiary. Prior to that role, he served as President of The Mason & Dixon Lines, a former subsidiary and predecessor to Universal Truckload, LLC, from January 2007 to September 2009. He also served as Vice President of Mason Dixon Intermodal, now known as Universal Intermodal Services, Inc., from October 2004 to December 2006, and held various operational positions there beginning in August 1989. Mr. Phillips holds a Bachelor of Business Administration in Business Management from Eastern Michigan University. His wealth of experience at ULH across several of its operating segments, along with his knowledge of the day-to-day management of the Company, provides the Board an important perspective in establishing and overseeing the financial, operational, and strategic direction of the Company.

Michael A. Regan	Director Since 2013

Michael A. Regan, age 66, is the Chief Relationship Development Officer of TranzAct Technologies, Inc., a privately held logistics information company that he co-founded in 1984. Mr. Regan was CEO and Chairman of the Board for TranzAct Technologies until 2011. Prior to starting TranzAct, Mr. Regan worked for Bank of America, PriceWaterhouse, and the Union Pacific Corporation. He is a certified public accountant with a B.S.B.A. from the University of Illinois at Urbana-Champaign. He serves or has served on the boards of numerous industry groups including the American Society of Transportation & Logistics, National Industrial Transportation League and the National Association of Strategic Shippers. He is the past Chairman of the Transportation Intermediaries Association Foundation and was the recipient of the 2014 Council of Supply Chain Management Professionals Distinguished Service Award. Mr. Regan’s extensive experience in the logistics industry and his background and experience in both internal and external auditing make him uniquely qualified to serve on our Board.

Richard P. Urban	Director Since 2004

Richard P. Urban, age 79, is Chairman of our Audit Committee. Mr. Urban is currently retired. Previously, Mr. Urban served as an executive in various supply and logistics capacities at DaimlerChrysler AG and several of its predecessor companies. He has an M.B.A. from Michigan State University. Mr. Urban brings to the Board a comprehensive understanding of the challenges and opportunities of the transportation industry. His management experience with supply and logistics operations not only provide him with insight into our financial affairs but also enable him to conduct effective oversight of the Company’s actions.

H. E. “Scott” Wolfe	Director Since 2014

H. E. “Scott” Wolfe, age 75, is currently retired. Mr. Wolfe served as our Chief Executive Officer from December 2012 through December 2014. Mr. Wolfe also served as President and Treasurer of LINC Logistics Company, or LINC, and its chief executive officer, since its formation in March 2002, and was a director since July 2007. Mr. Wolfe led the development of Logistics Insight Corp., a wholly-owned subsidiary, and was President and Treasurer of this subsidiary since its formation in 1992 until his retirement in December 2014. Before 1992, Mr. Wolfe was responsible for pricing and marketing at Central Transport International, Inc. Earlier in his career, he was manager of inbound transportation at American Motors Corporation, where he established that company’s first corporate programs for logistics and transportation management. For 15 years, Mr. Wolfe was employed at General Motors, where he held various plant, divisional and corporate responsibilities. Mr. Wolfe has taught college courses in logistics and transportation management. Mr. Wolfe brings to the Board significant insight and expertise with our asset-light business model and extensive personal leadership skills.

Unless otherwise instructed, the persons named as proxies intend to vote all proxies received for the election of the ten director nominees. All of the nominees have indicated their willingness to serve on the Board of Directors. If any nominee should become unwilling or unavailable to serve, our Board may select a substitute nominee, and in that event the proxies intend to vote all proxies for the person selected. If a substitute nominee is not selected, the proxies intend to vote for the election of the remaining nominees. Our Board has no reason to believe that any of the nominees will become unavailable to serve.

Your Board of Directors Recommends that Shareholders Vote

FOR

Each of the Nominees Named Above

CORPORATE GOVERNANCE

Director Independence

NASDAQ listing standards generally require that a majority of our Board of Directors be independent. Because more than 50% of the voting power of ULH is controlled by Mr. Matthew T. Moroun and Ms. Nora M. Moroun, we have elected to be treated as a “controlled company” in accordance with Rule 5615(c) of the NASDAQ Listing Rules. Accordingly, we are not subject to the NASDAQ rules that would otherwise require us to have (i) a majority of independent directors on the board; (ii) a compensation committee composed solely of independent directors; and (iii) a nominating committee composed solely of independent directors.

Recently, our Board of Directors reviewed the independence of director nominees and determined that six of our director nominees, Messrs. Belanger, Deane, Gooden, Regan, Urban, and Wolfe, meet the standards for independence required by applicable NASDAQ listing standards. In making this determination, our Board has concluded that none of the independent directors has a relationship that, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Structure and Role in Risk Oversight

Our Board of Directors has chosen to separate the positions of Chairman and Chief Executive Officer (“CEO”). Mr. Matthew T. Moroun is the Chairman of the Board and Mr. Tim Phillips is the President and CEO. This separation of Chairman and CEO allows for greater oversight of ULH by the Board. The Board is actively involved in oversight of risks that could affect ULH. This oversight is conducted primarily through the Audit Committee, as disclosed in the committee description below and in its charter, and by the full Board, which has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by our committee chairs regarding each committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within ULH.

Board Meetings

During 2020, our Board of Directors held 5 meetings. All incumbent directors attended at least 75% of the meetings of our Board, including committees on which they then served, during the period that they served.

Board Committees

Our Board of Directors has, and appoints members to, three standing committees: the Audit Committee, the Compensation and Stock Option Committee (the “Compensation Committee”), and the Executive Committee. The membership of these committees, as of March 12, 2021, is as follows:

Audit Committee	Compensation Committee	Executive Committee
Grant E. Belanger	Matthew T. Moroun*	Matthew T. Moroun*
Daniel J. Deane	Tim Phillips	Tim Phillips
Richard P. Urban*

*	Committee Chairman

Audit Committee. We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee has three members. Each of the members of the Audit Committee is an independent director as independence for audit committee members is defined in the NASDAQ listing standards and the rules of the SEC. The Audit Committee has a charter that has been approved by our Board of Directors and is available on our website, at www.universallogistics.com under the caption of “Investor Relations” and “Corporate Governance.”

The Audit Committee met 12 times in 2020. The Audit Committee assists our Board of Directors in overseeing our accounting and financial reporting process, internal controls and audit functions, and is directly responsible for the appointment, retention and compensation of our registered public accounting firm. Our Board of Directors has determined that Messrs. Belanger, Deane, and Urban are each qualified as an audit committee financial expert, as that term is defined in the rules of the Securities and Exchange Commission (“SEC”). More information about the Audit Committee is included below under the heading “Audit Committee Report.”

Compensation Committee. Our Board appointed our Chairman of the Board and our CEO as the two members of our Compensation Committee based on our status as a “controlled company” under the NASDAQ Listing Rules. The Compensation Committee met one time in 2020. The Compensation Committee assists our Board of Directors in carrying out its responsibilities relating to compensation and benefits for our executive officers. The Compensation Committee’s responsibilities and authority include:

•	reviewing trends in management compensation and the competitiveness of our executive compensation programs;

•	overseeing development of new compensation plans, and approving or recommending for determination by our Board of Directors revisions of existing plans;

•	determining, or recommending for determination by our Board of Directors, the salaries, bonus and other compensation for executive officers and key employees other than our CEO;

•	reviewing and making recommendations concerning long-term incentive compensation plans, including stock option and other equity-based plans;

•	to the extent eligible to do so, acting as the committee of our Board of Directors that administers equity-based plans, incentive compensation plans and employee benefit plans; and

•	reviewing and approving, or recommending to our Board of Directors for approval, compensation packages for new officers and severance arrangements for officers.

The full Board evaluates the performance of our CEO and determines the CEO’s salary, bonus and other compensation. The Board also determines the compensation of our directors and administers our equity-based compensation plans with respect to awards to our named executive officers and our directors.

If a member of a committee of our Board of Directors is absent from a meeting, the Bylaws give Board committees authority to unanimously appoint another member of our Board of Directors to act at the meeting in place of the absent committee member. While the Compensation Committee could use this authority, it has no plans to do so. The Compensation Committee has the authority to retain compensation consultants but does not currently use compensation consultants. The Compensation Committee operates without a written charter.

Executive Committee. The Executive Committee exercises the authority of our Board of Directors in accordance with the Bylaws between regular meetings of our Board. The Executive Committee met four times during 2020.

Director Nominating Process. Our Board does not have a nominating committee that nominates candidates for election to our Board. That function is performed by our Board of Directors. Each member of our Board participates in the consideration of director nominees. Our Board of Directors believes that it can adequately fulfill the functions of a nominating committee without having to appoint an additional committee to perform that function. Our Board of Directors believes that not having a separate nominating committee saves the administrative expense that would be incurred in maintaining such a committee, and saves time for directors who would serve on a nominating committee if it were established. As there is no nominating committee, we do not have a nominating committee charter.

At least a majority of our independent directors participate in the consideration of director nominees. These directors are independent, as independence for nominating committee members is defined in the NASDAQ listing standards. However, so long as the Company continues to be a controlled company within the meaning of NASDAQ Rule 5615(c), the Board of Directors may be guided by the recommendations of the Company’s majority shareholder in its nominating process. After discussion and evaluation of potential nominees, the full Board of Directors selects the director nominees.

Our Board will consider as potential nominees persons recommended by shareholders. Recommendations should be submitted to our Board of Directors in care of our Secretary, Steven A. Fitzpatrick, at 12755 E. Nine Mile Road, Warren, Michigan 48089. Each recommendation should include a personal biography of the suggested nominee, a description of the background or experience that qualifies the person for consideration, and a statement that the person has agreed to serve if nominated and elected.

Our Board has used an informal process to identify potential candidates for nomination as directors. Candidates for nomination have been recommended by an executive officer or director, and considered by our Board. Generally, candidates have been known to one or more of our Board members. Our Board has not adopted specific minimum qualifications that it believes must be met by a person it recommends for nomination as a director. The Board has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company. In evaluating candidates for nomination, our Board will consider the factors it believes to be appropriate, which would generally include the candidate’s independence, personal and professional integrity, business judgment, relevant experience and skills, including those related to transportation services, and potential to be an effective director in conjunction with the rest of our Board in collectively serving the long-term interests of our shareholders. Although our Board has the authority to retain a search firm to assist it in identifying director candidates, there has to date been no need to employ a search firm. Our Board does not evaluate potential nominees for director differently based on whether they are recommended to our Board by a shareholder.

Communications with Directors and Attendance at the Annual Meetings

Shareholders may communicate directly with our Board of Directors as a group by writing to our Board, care of the Secretary of ULH, 12755 E. Nine Mile Road, Warren, Michigan 48089. Our Secretary will review all of the correspondence and regularly forward to our Board a summary of the correspondence, and copies of all of the correspondence that, in his opinion, deal with the functions of our Board or any of its committees or that our Secretary otherwise determines requires the attention of our Board. Directors may at any time review a log of all of the correspondence that is addressed to our Board, and request copies of any and all of the correspondence.

Our Board has a policy of encouraging our directors to attend the annual meetings of the shareholders. In 2020, all of our incumbent directors attended the Annual Meeting.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to all our directors, officers and employees, including our CEO and our chief financial and accounting officer. We have posted a copy of our Code of Business Conduct and Ethics on our website at www.universallogistics.com under the caption “Investor Relations” and “Corporate Governance.” In addition, we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the code.

Compensation Committee Interlocks and Insider Participation

In 2020, Messrs. Matthew T. Moroun and Tim Phillips, our President and Chief Executive Officer, served as members of the Compensation Committee for the full year as allowed under NASDAQ Rule 5615(c) based on the Company’s status as a controlled company. Mr. Moroun is Chairman of the Board of Directors and our largest shareholder; Mr. Phillips is also a member of our Board of Directors. Information regarding certain transactions between ULH and entities controlled by Mr. Moroun is provided in the section entitled “Transactions With Related Persons” on page 31 of this Proxy Statement. None of our executive officers serves or served as a director or member of the compensation committee of another entity in a case where an executive officer of such other entity serves or served as a director or member of our Compensation Committee.

Derivative Trading, Hedging and Trading Plans

The Company has a policy that prohibits directors, officers and other covered employees from engaging in short-term investment activity in the Company’s securities, such as trading in or writing options, arbitrage trading or “day trading.” The Company’s policy also prohibits directors and employees from engaging in hedging or monetization transactions, including the through use of financial instruments such as prepaid variable forwards, equity swaps, collars, exchange funds, and any other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, without pre-approval of the Chief Financial Officer. In addition, the Company’s policy requires that directors, officers and other covered employees must inform the Office of the Chief Financial Officer before buying or selling any beneficially owned common stock of the Company or entering into a trading plan under the SEC’s Rule 10b5-1.

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AUDIT COMMITTEE REPORT

Each current member of the Audit Committee is independent, as independence for audit committee members is defined in the NASDAQ listing standards and the rules of the SEC.

The Audit Committee’s primary purpose is to assist the Board of Directors in overseeing:

•	the accounting and financial reporting process;

•	audits of financial statements and internal control over financial reporting; and

•	internal control and audit functions.

In carrying out its responsibilities, the Audit Committee supervises the relationship between us and our independent auditor, including having direct responsibility for the auditor’s appointment, compensation and retention, reviewing the scope of its audit services, and approving audit and permissible non-audit services. The Audit Committee reviews and discusses the annual and quarterly financial statements, and reviews the activities of our internal audit function.

Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of the accounting principles and reporting policies that are used. Management is also responsible for testing the system of internal controls and reporting to the Audit Committee on any significant deficiencies or material weaknesses that are found.

The Audit Committee discussed with ULH’s independent registered public accounting firm, BDO USA, LLP (“BDO”), who is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles, its judgments as to the quality and the acceptability of our financial reporting and such other matters as are required to be discussed with the Audit Committee under standards of the Public Company Accounting Oversight Board (“PCAOB”), including the matters required to be discussed pursuant to Auditing Standard 1301 (Communications with Audit Committees). The Audit Committee and BDO also reviewed management’s assessment included in management’s report on internal control over financial reporting and BDO’s opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020.

The Audit Committee has discussed with BDO the firm’s independence from management and us, and has received from BDO the written disclosures and letter required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence). The Audit Committee has considered the compatibility of the provision of non-audit services with maintaining BDO’s independence.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2020, with both management and our independent registered public accounting firm. The Audit Committee’s review included a discussion of the quality and integrity of the accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in the financial statements.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC.

Audit Committee Members

Richard P. Urban, Chairman

Grant E. Belanger

Daniel J. Deane

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on the review and discussion, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

Compensation Committee Members

Matthew T. Moroun, Chairman

Tim Phillips

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis explains our compensation program for our named executive officers. Our named executive officers for 2020 are Mr. Tim Phillips, our CEO and President, and Mr. Jude M. Beres, our CFO and Treasurer. Mr. Jeff Rogers served as our CEO and President until January 10, 2020, and this Compensation Discussion and Analysis also includes certain compensation information regarding Mr. Rogers.

The Compensation Committee has the responsibility for establishing, implementing and continually monitoring our compensation philosophy. The Compensation Committee’s philosophy is to provide our executive leadership total compensation that is competitive in its forms and levels, as compared to companies of similar size and business area. Generally, the types of compensation and benefits provided to our executive officers are similar to that provided to executive officers by other companies.

Goals and Philosophy

Our primary goal for the compensation of our executive officers is to create long-term value for our shareholders. Our compensation program is intended to attract, motivate, reward and retain the management talent required to achieve our corporate objectives and create long-term value for our shareholders, while at the same time making efficient use of our resources. The compensation of our executive officers is designed to reward financial and operating performance, to align their interests with those of our shareholders, and to encourage them to remain with us.

Executive Officers of ULH

Our current executive officers are Messrs. Phillips and Beres.

Name	Age	Position	Years of Service
Tim Phillips	55	President and Chief Executive Officer	31
Jude M. Beres	48	Chief Financial Officer and Treasurer	5

Tim Phillips. Mr. Phillips, age 55, has served as President and CEO since January 10, 2020. He previously served as ULH’s Executive Vice President of Transportation since January 2019. From October 2009 to January 2019, Mr. Phillips held the position of President of Universal Intermodal Services, Inc., the Company’s intermodal subsidiary. Prior to that role, he served as President of The Mason & Dixon Lines, a former subsidiary and predecessor to Universal Truckload, LLC, from January 2007 to September 2009. He also served as Vice President of Mason Dixon Intermodal, now known as Universal Intermodal Services, Inc., from October 2004 to December 2006, and held various operational positions there beginning in August 1989. Mr. Phillips holds a Bachelor of Business Administration in Business Management from Eastern Michigan University.

Jude M. Beres. Mr. Beres, age 48, has served as Chief Financial Officer and Treasurer since March 2016. Mr. Beres previously served as the Company’s Chief Administrative Officer since April 2015. Since 1997 Mr. Beres worked for multiple affiliated companies in finance and accounting, and he most recently served as Vice President of Finance and Accounting for Central Transport LLC. Mr. Beres has over 20 years of experience in the less-than-truckload, truckload, intermodal and logistics industries. He holds a Bachelor of Accountancy from Walsh College.

Elements of Compensation

We have three key elements of compensation: annual base salary, cash incentive compensation, and long-term equity incentives. Annual base salary is intended to attract and retain talented executives, and reward them for annual achievement. Cash incentive compensation is intended to motivate our executive officers to achieve specified financial results or superior performance. Long-term equity incentives are intended to align the interests of our executive officers with those of our shareholders by linking compensation to stock price appreciation. In addition, when the criteria for vesting of equity awards includes achieving specified financial results, the equity awards also serve the purpose of motivating our executive officers to achieve those results.

Determining Compensation

Historically, the compensation of our executive officers has been based primarily on the judgment of the Compensation Committee of our Board of Directors. Our Chairman, Mr. Matthew T. Moroun, and our CEO, Mr. Tim Phillips, serve on the Compensation Committee in accordance with the exemption from the compensation committee independence requirements for controlled companies under NASDAQ Rule 5615(c). Currently, the Compensation Committee determines the compensation for our officers and key employees other than the CEO, while the Board makes all decisions regarding the CEO’s compensation and approves the equity awards to the named executive officers.

In determining compensation for our executive officers, the Compensation Committee and the Board consider competitive market compensation paid by other companies, including other transportation and logistics companies, but do not attempt to maintain a specified target percentile within a peer group or otherwise rely on compensation paid by other companies to determine our executive compensation. The Compensation Committee and the Board review and evaluate many factors, including:

•	ULH’s performance and growth;

•	financial measurements such as revenue, revenue growth, net operating income and operating ratio, and trends in those measurements;

•	leadership qualities;

•	ability to achieve strategic objectives;

•	scope and performance of business responsibilities;

•	management experience and effectiveness;

•	individual performance and performance as a management team;

•	current compensation arrangements; and

•	long-term potential to maintain and enhance value for our shareholders.

The Board members generally do not adhere to rigid formulas or react to short-term changes in business performance in determining the amount and mix of compensation elements but strive to achieve an appropriate mix between annual base salary, cash incentive compensation and long-term equity incentives to meet our objectives.

The Board members receive regular updates on our business results from management and review the quarterly financial statements and projections to assess whether executive compensation continues to be properly balanced with and supportive of our business objectives. The Board members may also review information, such as reported revenue, profit levels, market capitalization and disclosed governance practices, regarding comparably-sized companies in our industry to assess our comparative performance and organizational structure. The Board members use management updates and peer information as tools to evaluate the connection between executive compensation and our performance as a business. This information is reviewed in a subjective manner. There is no implied direct or formulaic linkage between peer information and our compensation decisions. The Board members take the view that a close connection between compensation and performance objectives encourages our executive officers to make decisions that will result in significant positive short-term and long-term returns for our business and our shareholders without providing an incentive either to take unnecessary risks or to avoid opportunities to achieve long-term benefits even though they may reduce short-term benefits for the executive officers, the business or our shareholders.

Based on this information, the Board members regularly evaluate both the short-term and long-term performance compensation for the executive officers to ensure alignment with our business objectives. The committee also works closely with management regarding long-term equity incentives, which emphasize shareholder returns while providing enhanced retention value for key executives.

Risk Assessment of Compensation Programs

We have conducted a review of our compensation programs, including our annual cash and other compensation programs. We believe that our policies and practices are designed to reward individual performance based on our overall Company performance and are aligned with the achievement of both long-term and short-term company goals. Our base salaries are consistent with similar positions at comparable companies and the two components of our bonus programs, operating ratios and revenue growth, are directly tied to the overall success of the organization. Based on our review of our programs, including the above noted items, we have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Annual Cash Compensation

Base Salary. Each of our named executive officers receives an annual base salary to compensate him for services performed during the year. The base salary for each named executive is established based on the scope of his responsibilities, his level of experience and expertise, and his abilities to lead and direct the Company and achieve various financial and operational objectives. Our general compensation philosophy is to pay executive base salaries that are competitive with the salaries of executives in similar positions, with similar responsibilities, at comparable companies. We have not benchmarked our named executive officer base salaries against the base salaries at any particular company or group of companies. The base salaries of our named executive officers are typically established in accordance with their respective employment agreements. Base salaries are reviewed and adjusted by the Compensation Committee or the Board, as applicable, on an annual basis after taking into account individual responsibilities, performance and expectations. The base salaries paid to our named executive officers are set forth below in the “Summary Compensation Table” and the accompanying narrative disclosure.

Annual Non-Equity Incentive Compensation. The Compensation Committee’s and the Board’s practice is to award an annual cash bonus to each of the named executive officers as part of his annual compensation. Bonuses are intended to provide executives with an opportunity to receive additional cash compensation, and are based on individual performance and the Company’s performance. The Committee and the Board believe this practice provides an incentive for strong financial and operating performance and aligns the interests of management with the interests of our shareholders. The bonuses, if any, earned by Messrs. Phillips, Beres, and Rogers with respect to 2020, 2019, and 2018 are set forth below in the “Summary Compensation Table.”

Other Compensation

Long-Term Equity Incentives. Long-term equity incentives are awarded to our named executive officers under our Stock Incentive Plan (the “Plan”) as part of our overall compensation package. The Plan authorizes grants to our employees, directors, and consultants of awards of stock options, restricted stock, restricted stock units, stock appreciation rights, phantom stock units, and unrestricted common stock. In recent years, the Compensation Committee and the Board have generally utilized long-term equity incentives in the form of restricted stock for our named executive officers. At the time of the Plan’s adoption, a total of 500,000 shares of our common stock, subject to adjustments, were reserved for the issuance of equity awards under the Plan.

The Compensation Committee and the Board believe that long-term equity incentives, such as awards of restricted stock, are consistent with the Company’s philosophy and represent an additional vehicle for aligning management’s interests with the interests of our shareholders. When determining the amounts and vesting conditions of long-term incentive grants to be awarded to our named executive officers, the Board members consider, among other factors, the business performance of the Company, the responsibilities and performance of the executive, and the performance of our stock price. The long-term incentive grants, if any, awarded to Messrs. Phillips, Beres, and Rogers with respect to 2020, 2019 and 2018 are set forth below in the “Summary Compensation Table.”

Retirement and Health Benefits. We sponsor retirement savings plans for all of our eligible employees, including our executive officers. The plans qualify under section 401(k) of the Internal Revenue Code, as amended. The plans include different matching provisions depending on which subsidiary or affiliate is involved. Eligible employees, including our executive officers, are allowed to make tax deductible contributions to the plan. For employees considered highly compensated, including our executive officers, we do not match plan contributions.

We offer health, vision and dental insurance to our executive officers.

Perquisites. Our policy is to provide minimal, if any, perquisites to our executive officers. This helps set an example for all employees that personal expenses are not payable from company funds and helps to control expenses.

Post-Employment Compensation. We do not provide a defined benefit pension plan or post-retirement health insurance coverage for our executive officers or any of our other employees. We do not offer deferred compensation plans, and do not have agreements that provide compensation to our executive officers based upon the occurrence of a change in control of ULH. However, our CEO, Mr. Tim Phillips, would be entitled to receive certain compensation if we terminate his employment based on a determination that such termination would be in our best interest. In addition, in January 2020, we entered into a separation agreement with our former CEO, Mr. Jeff Rogers, under which he received certain post-separation cash payments. See “Potential Payments Upon Termination or Change In Control – Payments Upon Termination Based on Our Best Interest” for more information regarding such payments.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s chief executive officer, chief financial officer or certain of the company’s other most highly compensated executive officers. Historically, there was an exception to this $1 million limitation for compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (compensation paid only if the individual’s or the company’s performance meets pre-established objective goals based on performance criteria approved by the shareholders), and compensation paid to the chief financial officer was excluded from the $1 million limit. Effective January 1, 2018, the Tax Cuts and Jobs Act eliminated the exception for performance-based compensation, and the chief financial officer’s compensation is no longer excluded. The amendments to Section 162(m) include a grandfather clause applicable to compensation paid pursuant to a written binding contract in effect on November 2, 2017 that is not materially modified after such date. We periodically review the potential consequences of Section 162(m) but do not have a specific policy to structure the compensation for our executive officers so that it will not be subject to the deduction limitations of Section 162(m).

Share Ownership Guidelines

We do not have share ownership requirements for our executive officers.

Role of Executive Officers in the Compensation Process

The elements of executive compensation are discussed at meetings of the Compensation Committee and the Board, with significant input from our Chairman of the Board and our CEO. Annual base salary is generally determined annually but may be determined for a multi-year period at the time that employment agreements are negotiated with our executive officers, if applicable. Cash incentive compensation and other bonuses and forms of stock-based compensation are discussed from time to time, but there is no set schedule for making determinations regarding these types of compensation. The committee and the Board retain considerable flexibility in deciding when to address these matters. In making its compensation decisions, the Board members will usually seek input from the executive officers. However, the Board makes the final decisions on compensation of our CEO and on equity awards to our executive officers, and the committee makes the final decisions on other compensation to our executive officers. The committee is authorized to utilize compensation consultants. Neither the committee nor the Board utilized a compensation consultant regarding 2020 executive compensation.

Shareholder Approval of the Company’s Compensation Programs

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide you with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in our proxy statement in accordance with the compensation disclosure rules the SEC. At our 2017 Annual Meeting, our shareholders approved our proposal to provide you with this opportunity once every three years. Accordingly, at our 2020 Annual Meeting, shareholders overwhelmingly approved the “say on pay” resolution presented at the meeting; more than 96% of the shares represented in person or by proxy at the meeting, and more than 97% of votes cast, voted to approve our executive compensation. The Compensation Committee and the Board reviewed these voting results and, given the strong level of support, did not make any changes to our executive compensation program or principles in response to the vote. The next shareholder vote on “say on pay” is scheduled for 2023. Separately, we are required at least once every six years to conduct an advisory shareholder vote on the frequency of the “say-on-pay” vote. Since we last held an advisory vote on the frequency of the “say on pay” resolution in 2017, the next shareholder vote on the frequency of our “say on pay” vote is scheduled for 2023.

Summary Compensation Table

The following table sets forth information for the fiscal years ended December 31, 2020, 2019, and 2018 concerning the compensation of our named executive officers for 2020.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Tim Phillips(4) Chief Executive Officer and President	2020 2019 2018	488,494 288,500 269,000	450,000 240,000 200,000	1,129,200 235,600 —	139 151 151	2,067,833 764,251 469,151
Jude Beres Chief Financial Officer and Treasurer	2020 2019 2018	425,873 384,034 337,100	390,000 400,000 250,000	88,700 235,600 —	139 151 151	904,712 1,019,785 587,251
Jeff Rogers(5) Former Chief Executive Officer and President	2020 2019 2018	— 583,386 471,496	— — 525,000	— 282,720 —	345,000 151 151	345,000 866,257 996,647

(1)	Amounts in the bonus column represent the actual amounts earned in the relevant years.
(2)

Amounts in the stock awards columns relate to time-based restricted stock awards granted to (i) Mr. Phillips January 10, 2020 and February 20, 2019, (ii) Mr. Beres on February 5, 2020 and February 20, 2019, and (iii) Mr. Rogers on February 20, 2019. The non-vested shares granted to Mr. Rogers on February 20, 2019 were forfeited upon his separation from service with the Company on January 10, 2020. The dollar amounts reported represent the fair value of the awards on the grant dates, excluding the effect of estimated forfeitures, as computed in accordance with FASB Topic 718. Assumptions used in the valuation are discussed in Note 15 “Stock Based Compensation” to the Financial Statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2020.

(3)	Amounts shown for Messrs. Phillips and Beres represent term life insurance premiums. Amounts shown for Mr. Rogers reflect amounts paid under a separation agreement in 2020.
(4)	Mr. Phillips was appointed as our President and CEO on January 10, 2020.
(5)	Mr. Rogers served as our President and CEO until January 10, 2020.

Employment Agreements

Tim Phillips. We are party to an employment agreement with our CEO and President, Mr. Phillips. Pursuant to the agreement, the Company agreed to pay Mr. Phillips an initial annual salary of $500,032. The agreement also reflects the Company making a cash bonus award to Mr. Phillips for his performance in 2019 of $240,000. We paid the initial 20% installment of the award in 2020, and we expect to pay the balance of the award in 2021. The employment agreement also contemplates a restricted stock award of 60,000 shares, which will vest in installments of 20,000 shares on January 10, 2024 and January 10, 2026, and installments of 10,000 shares on January 10, 2027 and January 10, 2028, subject to his continued employment with the Company. The employment agreement includes provisions regarding termination of employment and his non-compete, non-solicitation and confidentiality obligations to the Company. Additional information regarding these provisions is discussed below under the heading “Potential Payments Upon Termination or Change in Control.”

Jude Beres. The Company does not have a written employment agreement with Mr. Beres. Effective March 23, 2020, Mr. Beres’ annual base salary was increased to $440,024.

Jeff Rogers. We were party to an employment agreement with our former CEO and President, Mr. Rogers, dated June 3, 2014. At the time he ceased to be employed by ULH, his annual base salary was $650,000. Under the employment agreement, Mr. Rogers was eligible for an annual cash bonus to be determined on a discretionary basis or pursuant to performance criteria to be established by the Board. The employment agreement also provided Mr. Rogers with fringe benefits afforded by us to all of our employees in the normal course of business.

The employment agreement included provisions regarding termination of employment and his non-compete, non-solicitation, and confidentiality obligations to the Company. Additional information regarding these provisions is discussed below under the heading “Potential Payments Upon Termination or Change in Control.”

Our executive officers may participate in bonus and other incentive plans that are approved from time to time by our Board of Directors or Compensation Committee. The executive officers are also entitled to any fringe benefits that we may provide for our employees in the normal course of our business.

Salary and Bonus Compared to Total Compensation

We have not established a proportion that salary and bonus should be of our executive officers’ total compensation. As indicated in the Summary Compensation Table, the proportion for 2020 that salary and bonus were of total compensation ranged from 0% to 99.9% for our executive officers.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during fiscal year 2020. As of March 12, 2021, a total of 97,380 shares of our common stock remain available for future awards under the 2014 Amended and Restated Stock Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh.)	Grant Date Fair Value of Stock and Option Awards ($) (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Tim Phillips	01/10/2020	—	—	—	—	—	—	60,000	—	—	1,129,200

Jude Beres	02/05/2020	—	—	—	—	—	—	5,000	—	—	88,700

(1)

The dollar amount reported represents the fair value of the awards on the grant date, excluding the effect of estimated forfeitures, as computed in accordance with FASB Topic 718. Assumptions used in the valuation are discussed in Note 15 “Stock Based Compensation” to the Financial Statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2020.

The restricted shares granted on January 10, 2020 vest in installments of 20,000 shares each on January 10, 2024 and January 10, 2026, and 10,000 shares each on January 10, 2027 and January 10, 2028, subject to continued employment with the Company.

The restricted shares granted on February 5, 2020 vest on February 20, 2024, subject to continued employment with the Company.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the outstanding equity awards previously awarded to the named executive officers as of December 31, 2020.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Tim Phillips	—	—	—	—	—	60,000	(2)	1,235,400	—	—
	—	—	—	—	—	7,500	(3)	154,425	—	—

Jude Beres	—	—	—	—	—	7,500	(4)	154,425	—	—
						5,000	(5)	102,950

Jeff Rogers	—	—	—	—	—	2,500	(6)	51,475	—	—
						12,000	(7)	—

(1)	Based on the closing market price of $20.59 per share of ULH’s common stock as reported on the NASDAQ Global Market on December 31, 2020.
(2)

This award vests in installments of 20,000 shares each on January 10, 2024 and January 10, 2026, and 10,000 shares each on January 10, 2027 and January 10, 2028, subject to continued employment with the Company.

(3)

This award vested as to 25% of the total shares on February 20, 2020 and on February 20, 2021, with an additional 25% of the total shares vesting on each February 20 in each of the next two years, subject to continued employment with the Company.

(4)

This award vested as to 25% of the total shares on February 20, 2020 and on February 20, 2021, with an additional 25% of the total shares vesting on each February 20 in each of the next two years, subject to continued employment with the Company.

(5)	This award vests on February 20, 2024, subject to continued employment with the Company.
(6)	These shares vested as of January 10, 2020, pursuant to Mr. Rogers’ separation agreement with the Company.
(7)	These shares were forfeited upon Mr. Rogers’ separation from service with the Company on January 10, 2020.

Stock Vested in 2020

The following table contains information about restricted stock awards vested by each of our named executive officers during 2020.

Name	Option Awards		Stock Awards
	Number of shares acquired on exercise	Value realized on exercise ($)	Number of shares acquired on vesting	Value realized on vesting ($) (1)
Tim Phillips			2,500	51,475
Jude Beres			2,500	51,475
Jeff Rogers			2,500	51,475

(1)	The value is based on the closing market price of $20.59 per share of ULH’s common stock on December 31, 2020 as reported on the NASDAQ Global Market.

Potential Payments Upon Termination or Change In Control

Generally, the employment agreements that we enter into with our named executive officers provide for payments that may be made to the named executive officers following termination of their employment. The potential payments under our employment agreement with our CEO, Mr. Phillips, and other payments to which our named executive officers would have been entitled upon termination as of December 31, 2020, are discussed below and quantified in the tables that follow. We do not currently have an employment agreement in place for Mr. Beres, and we do not have any agreements or plans that provide for payments to any of our named executive officers based on the occurrence of a change in control of ULH.

No Payments If There Is a Termination for Just Cause

In the event that one of our named executive officers is terminated for just cause, including conviction of a crime, moral turpitude, gross negligence in the performance of duties, intentional failure to perform duties, insubordination, or dishonesty, we would have no obligation to pay base salary, bonuses or benefits beyond the last day worked.

Payments Upon Death

In the event of the death of one of our named executive officers, we would pay the executive officer his base salary through the date of death.

Payments Upon Disability

In the event that a named executive officer becomes disabled and is unable to perform his duties, we may terminate his employment. If Mr. Phillips’ employment had been terminated due to disability, he would have been entitled to receive his base salary and benefits for three months following the date of disability, plus any bonus earned but not yet paid.

Payments Upon Termination Based on Our Best Interest

In the event that a named executive officer is terminated by our Board of Directors based upon a determination that such action would serve the Company’s best interest, we would generally have no obligation to pay base salary or benefits beyond the last day worked. However, Mr. Phillips would have been entitled to receive his base salary and COBRA benefits for a period of 12 months following the termination of his employment, subject to his execution of a separation agreement with the Company within 21 days.

Payments Upon Resignation, Including Retirement

Mr. Phillips had the right to resign by providing three months’ written notice of his intent to resign. Following such notice, we were entitled to terminate his employment before the end of the three-month notice period. In the event Mr. Phillips resigned with the required three months’ notice or was terminated following such notice, Mr. Phillips would have been entitled to receive his base salary and COBRA benefits through the end of the three-month notice period. Upon retirement, a named executive officer would also be entitled to receive any bonus amounts earned, but not yet paid.

Employee Obligations

Under his employment agreement, Mr. Phillips agreed not to compete with, or solicit or retain business that is competitive with, our business, or that of specified affiliates of our Chairman of the Board, Mr. Matthew T. Moroun, for 12 months after his employment with us terminates. Mr. Phillips also agreed that he will not for two years after his employment with us terminates encourage, solicit or otherwise attempt to persuade any of our employees or any employees of the specified affiliates to leave our employment or employment with the specified affiliates. If Mr. Phillips were to hire from us one of our employees, he has agreed to pay us 30% of the employee’s first year’s gross compensation. Under the employment agreement, Mr. Phillips also agreed to maintain the confidentiality of our proprietary information.

Stock Awards

Unvested shares of restricted stock are generally forfeited at the time of termination. However, certain awards of restricted stock to our named executive officers contain provisions under which the unvested shares will either continue to vest or automatically vest upon a termination due to death, disability, termination without cause, retirement after reaching a specified age or in other circumstances at the discretion of the Board of Directors or the Compensation Committee.

Rogers Separation Agreement

Effective January 10, 2020, the Company entered into a separation agreement with our former CEO, Mr. Rogers. Under the terms of the separation agreement, Mr. Rogers was entitled to cash payments in the aggregate of $425,000, consisting of weekly severance payments of $12,500 for 16 weeks, an additional $12,500 per week for 10 weeks, and $100,000 to be paid, at Mr. Rogers’ discretion, in the form of additional weekly severance payments, extended reimbursements of COBRA premiums for medical and dental insurance coverage, or a lump sum payment. The receipt of these cash payments was subject to Mr. Rogers’ compliance with certain non-disclosure and non-disparagement covenants described in the separation agreement. In addition, Mr. Rogers’ then-outstanding installment of 2,500 unvested shares of restricted stock was accelerated and vested as of January 10, 2020, and all other remaining unvested shares of restricted stock were forfeited upon his separation from service. Based on the closing market price of $18.82 per share of our common stock as reported on the NASDAQ Global Market on January 10, 2020, the value of the shares Mr. Rogers received was $47,050. The separation agreement also included a customary release of claims in favor of the Company, and Mr. Rogers agreed to be available for consultation with the Company for no additional compensation during the period in which he is receiving payments from the Company.

Phillips Employment Agreement

We entered into an employment agreement with our current CEO and President, Mr. Tim Phillips, on January 10, 2020. The provisions in Mr. Phillips’ employment agreement regarding termination of employment and his non-compete, non-solicitation and confidentiality obligations to the Company are substantially similar to the provisions of Mr. Rogers’ employment agreement. However, in the event Mr. Phillips’ employment is terminated by our Board of Directors based upon a determination that such action would serve the Company’s best interest,

Mr. Phillips would be entitled to receive his base salary and COBRA benefits for a period of 12 months following the termination of his employment, subject to his execution of a separation agreement with the Company within 21 days. In addition, Mr. Phillips has agreed not to compete with, or solicit or retain business that is competitive with, our business, or that of specified affiliates of our Chairman of the Board, Mr. Matthew T. Moroun, for one year after his employment with us terminates.

Table of Payments Upon Termination of Employment

The following tables provide information regarding amounts payable to each of our named executive officers for 2020 in connection with a termination of his employment. The amounts shown assume that termination of employment was effective as of December 31, 2020, the last business day of our 2020 fiscal year, and include estimates of the amounts that would have been paid. Amounts payable under employment agreements would be paid in equal installments pursuant to the Company’s regularly scheduled payrolls. The actual amounts would only be determined upon an officer’s termination of employment. Since Mr. Rogers was no longer employed by the Company as of December 31, 2020, the table provides no information regarding amounts paid to Mr. Rogers in connection with the termination of his employment on January 10, 2020. See “Rogers Separation Agreement” for more information regarding such payments.

	Tim Phillips
Benefits and Payments Upon Termination	Just Cause ($)	Death ($)	Disability ($)	Best Interest of the Company ($)(1)	Resignation ($)	Retirement ($)
Base Salary	—	—	125,008	512,407	125,008	125,008
Non-Equity Incentive Plan Compensation (2)	—	—	381,000	—	—	381,000
All Other Compensation (3)	—	154,425	154,425	—	—	154,425

Total:	—	154,425	660,433	512,407	125,008	660,433

(1)	Mr. Phillips would be entitled to receive his base salary and benefits for a period of 12 months following termination in the best interest of the Company.
(2)	Upon disability or retirement, Mr. Phillips would be entitled to receive any bonus amounts earned but not yet paid.
(3)

Represents 7,500 unvested shares of restricted stock that would have vested immediately upon termination, based on the closing market price of $20.59 per share of ULH’s common stock on December 31, 2020 as reported on the NASDAQ Global Market.

	Jude Beres
Benefits and Payments Upon Termination	Just Cause ($)	Death ($)	Disability ($)	Best Interest of the Company ($)	Resignation ($)	Retirement ($)
Base Salary	—	—	—	—	—	—
Non-Equity Incentive Plan Compensation (1)	—	—	—	—	—	431,075
All Other Compensation (2)	—	257,375	257,375	—	—	257,375

Total:	—	257,375	257,375	—	—	688,450

(1)	Upon retirement, Mr. Beres would be entitled to receive any bonus amounts earned but not yet paid.
(2)

Represents 12,500 unvested shares of restricted stock that would have vested immediately upon termination, based on the closing market price of $20.59 per share of ULH’s common stock on December 31, 2020 as reported on the NASDAQ Global Market.

Pension Benefits Table

We do not offer, and the named executive officers did not participate in, any pension plan during any period while employed by us.

Non-Qualified Deferred Compensation

We do not offer, and the named executive officers did not participate in, any non-qualified deferred compensation programs during the fiscal year ended December 31, 2020.

Pay Ratio Disclosure

The following information relates to the relationship of the annual total compensation of our employees and the annual total compensation of our CEO, Tim Phillips, calculated in accordance with Regulation S-K.

For 2020, our last completed fiscal year:

The median of the annual total compensation of all employees of ULH other than our CEO was $39,240; and

The annual total compensation of our CEO in 2020, as reported in the Summary Compensation Table on page 18 of this Proxy Statement, was $2,067,833.

Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees for 2020 was 53 to 1.

In determining the median of the annual total compensation of all employees, other than our CEO, we were required in 2020 to identify the “median employee” for 2020. Item 402(u) of Regulation S-K requires us to identify the median employee once every three years, unless a change in employee population or compensation arrangements is likely to result in a significant change in our CEO pay ratio disclosures.

To identify the “median employee” as of our determination date of December 31, 2020, we took the following steps:

We determined that our employee population consisted of approximately 6,187 individuals, with all of these individuals located in the United States (5,590), Mexico (442), Canada (13) and Colombia (142). This population consisted of our full-time, part-time and temporary employees.

We selected December 31, 2020 as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient and economical manner.

To identify the “median employee” from our employee population, we compared the amount of salary, wages, and tips of our employees as reflected in our payroll records for 2020. During this analysis, the compensation for employees hired during the year was annualized. We excluded equity awards and bonus payments from our compensation measure because we did not widely distribute such awards and bonuses to our employees. We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation.

Finally, we determined the median of the annual total compensation of all employees for 2020 by identifying and calculating the elements of the median employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

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Director Compensation for 2020

The following table sets forth the compensation information for the one-year period ending December 31, 2020, for each non-employee director who served during such period.

Name (1)	Fees Earned or Paid in Cash ($)	All Other Compensation ($) (2)	Total ($)
Grant E. Belanger	36,200	2,339	38,539
Frederick P. Calderone	26,600	—	26,600
Daniel J. Deane	35,000	—	35,000
Clarence W. Gooden	25,400	—	25,400
Manuel J. Moroun (3)	5,000	25,000	30,000
Matthew J. Moroun	18,000	—	18,000
Matthew T. Moroun	106,600	—	106,600
Michael A. Regan	26,600	2,201	28,801
Richard P. Urban	41,200	36	41,236
H.E. “Scott” Wolfe	26,600	—	26,600

(1)

Our CEO, Mr. Tim Phillips, and our former CEO, Mr. Jeff Rogers, who were directors during the year ended December 31, 2020, have been omitted from this table as they were employees of the Company and did not receive any additional compensation for serving on our Board of Directors. Messrs. Phillips’ and Rogers’ compensation is included in the Summary Compensation Table on page 18 of this Proxy Statement.

(2)

Amounts paid to Mr. Manuel Moroun for 2020 represented payments under his Consulting Agreement with the Company. Pursuant to the agreement, Mr. Manuel Moroun provided us with consultation and advice as to the management and operation of the Company, and such other consulting activities as we requested. For the services that Mr. Manuel Moroun rendered pursuant to the agreement, we paid him a consulting fee of $100,000 per year, in quarterly installments.

(3)	Mr. Manuel J. Moroun served as a non-employee director until our annual meeting of shareholders on April 30, 2020.

Compensation Arrangements for Non-employee Directors

Director compensation is determined by our Board of Directors. For 2020, we paid our non-employee directors an annual retainer of $20,000 in quarterly installments. The Chairman of the Board, which is a non-officer position, was paid an annual retainer of $100,000, and the chairman of our Audit Committee was paid an additional annual retainer of $5,000. We pay non-employee directors a meeting fee for each Board and Committee meeting in the amount of $1,800 for attendance in person and $600 for attendance by phone. We reimburse our directors for expenses that they incur in attending Board and committee meetings, including expenses for food, lodging and transportation.

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SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Under the proxy rules of the SEC, a person who directly or indirectly has or shares voting power or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Shares as to which voting power or investment power may be acquired within 60 days are also considered as beneficially owned under the proxy rules.

The following table sets forth certain information as of March 12, 2021, regarding beneficial ownership of our Common Stock by: (i) each person who is known to us to own beneficially more than 5% of our Common Stock; (ii) each of our directors and nominees; (iii) each of the named executive officers in the Summary Compensation Table of this annual report; and (iv) the total for our current directors and named executive officers as a group.

Name or Group of Beneficial Owner	Shares Beneficially Owned (1)	Percent of Class (2)
5% Shareholders:
Nora M. Moroun (3)(4)	3,009,800	11.18%
Directors, Nominees, and Named Executive Officers:
Matthew T. Moroun (4)(5)(6)(7)	16,163,422	60.04%
Matthew J. Moroun (4)	—	—
Grant E. Belanger	—	—
Frederick P. Calderone	—	—
Daniel J. Deane	—	—
Clarence W. Gooden	—	—
Michael A. Regan	—	—
Richard P. Urban	5,000	*
H.E. “Scott” Wolfe	18,750	*
Tim Phillips (8)	77,095	*
Jude M. Beres (9)	15,000	*
Jeff Rogers (10)	41,000	*
Directors and named executive officers as a group (12 persons)	16,320,267	60.63%
Total Outstanding Shares as of March 12, 2021	26,919,455

*	Denotes less than 1%.
(1)

The number of shares beneficially owned includes any shares over which the person has sole or shared voting power or investment power and also any shares that the person can acquire within 60 days of March 12, 2021, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his spouse) over the shares set forth in the table. Includes shares that may be acquired pursuant to restricted stock awards granted under our stock incentive plan that vest within 60 days of March 12, 2021.

(2)

The percentages shown are based on the 26,919,455 shares of our common stock outstanding as of March 12, 2021, plus the number of shares that the named person or group has the right to acquire within 60 days of March 12, 2021. For purposes of computing the percentage of outstanding shares of common stock held by each person or group, any shares the person or group has the right to acquire within 60 days of March 12, 2021 are deemed to be outstanding with respect to such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person or group.

(3)

Based upon a Schedule 13D/A, dated December 29, 2020, of which Ms. Nora M. Moroun is a reporting person. The Schedule 13D/A indicates that as of December 29, 2020, Ms. Nora M. Moroun had sole voting power with respect to 3,009,800 shares and sole dispositive power with respect to 3,009,800 shares.

Ms. Nora M. Moroun has no shared voting power and no shared dispositive power with respect to the reported shares. The address of Ms. Nora M. Moroun is 12225 Stephens Road, Warren, MI 48089. We make no representation as to the accuracy or completeness of the information reported.

(4)

Ms. Nora M. Moroun is the mother of Mr. Matthew T. Moroun. Mr. Matthew J. Moroun is the son of Mr. Matthew T. Moroun. The Morouns have agreed to vote their shares as a group, and each person disclaims beneficial ownership of the shares owned by the other person.

(5)

Includes 14,302,736 shares held by Mr. Matthew T. Moroun in his individual capacity; 417,757 shares held by the Manuel J. Moroun Revocable Trust U/A, dated March 24, 1977, as amended and restated on December 22, 2004; 81,079 shares held by the Nora M. Moroun 2019 Annuity Trust, dated April 25, 2019; 362,891 shares beneficially owned by the 2020 Irrevocable Nora M. Moroun Trust dated November 20, 2020; 762,042 shares beneficially owned by the 2020 Irrevocable Lindsay S. Moroun Trust; and 236,917 shares held by Redoubtable, LLC (“Redoubtable”). Mr. Matthew T. Moroun serves as trustee of each of these four trusts and as Manager of Redoubtable and, in such capacities, Mr. Matthew T. Moroun exercises voting and investment power of these shares.

(6)	Includes 2,500,000 shares pledged as security.
(7)	Excludes 3,009,800 shares owned by Ms. Nora M. Moroun.
(8)

Reflects vested and non-vested shares granted to such named executive officer as restricted stock awards by the Company. See the tables and related footnotes on page 21 of this Proxy Statement for a summary of the non-vested shares and vesting dates.

(9)

Reflects vested and non-vested shares granted to such named executive officer as restricted stock awards by the Company. See the tables and related footnotes on page 21 of this Proxy Statement for a summary of the non-vested shares and vesting dates.

(10)

Based on information provided to ULH by Mr. Rogers on March 17, 2021. Mr. Rogers served as our CEO and President until January 10, 2020. We make no representation as to the accuracy or completeness of the information reported.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than 10% of our outstanding common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Executive officers, directors and greater than 10% shareholders are also required to furnish us with copies of the reports that they file. To our knowledge, based solely on a review of the copies of the reports furnished to us and representations received from our directors and executive officers, we believe that all reports required to be filed under Section 16(a) for 2020 were timely filed, except Ms. Nora M. Moroun filed a Form 3 one day late on December 29, 2020.

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PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Grant Thornton LLP (“GT”) has been selected by our Audit Committee to serve as our independent registered public accounting firm for the year ending December 31, 2021.

Although the submission of this matter for approval by the shareholders is not legally required, the Board believes that such submission follows sound business practice and is in the best interests of the shareholders.

If the appointment is not ratified by the holders of a majority of the shares present in person or by proxy at the Annual Meeting, we will consider the selection of another accounting firm. If such a selection were made, it may not become effective until 2022 because of the difficulty and expense of making such a substitution.

A representative of GT is expected to attend the Annual Meeting and will be available to respond to appropriate questions. That representative will have the opportunity to make a statement if he or she so desires.

Your Board of Directors Recommends that Shareholders Vote

FOR

the Ratification of the Appointment of Grant Thornton LLP

as ULH’s Independent Registered Public Accounting Firm

for the 2021 Calendar Year

INDEPENDENT PUBLIC ACCOUNTANTS—

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The firm of BDO USA, LLP (“BDO”) served as independent registered public accountants for the years ended December 31, 2020 and 2019 and the subsequent period through March 17, 2021. The following table shows the fees for professional services of BDO for audit and other services they provided to us for 2020 and 2019.

	2020	2019
Audit Fees (1)	$725,217	$722,558
Audit-Related Fees (2)	$10,000	$60,000
Tax Fees (3)	$100,962	$324,524
All Other Fees (4)	—	—

Total Fees	$836,179	$1,107,082

(1)

Includes fees billed for professional services for the audit of our financial statements included in our Annual Report on Form 10-K, and reviews of our financial statements included in our Quarterly Reports on Form 10-Q. This category also includes fees for services that are normally provided by the independent registered public accounting firms in connection with statutory and regulatory filings or engagements, including comfort letters and consents issued in connection with SEC filings.

(2)

Includes fees billed for professional services rendered by the independent registered public accounting firm related to the performance of the audit or review of the financial statements that are not disclosed as Audit Fees. The amounts reflect fees for a stand-alone audit of a subsidiary requested by the Company and supplemental opinions required in connection with the Company’s credit facilities.

(3)	Includes fees billed for state tax consulting services.
(4)	Represents fees for all other services or products provided that are not covered by the categories above. There were no such fees for 2020 or 2019.

On March 17, 2021, the Audit Committee of ULH dismissed BDO as the Company’s independent registered public accounting firm on that date. The decision to change the Company’s independent registered public accounting firm for 2021 was not the result of any disagreement with BDO. BDO’s audit reports on the Company’s consolidated financial statements as of and for the years ended December 31, 2020 and 2019 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except as follows:

BDO’s report on the effectiveness of internal control over financial reporting, dated March 16, 2021, expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020 as a result of a material weakness regarding the completeness of lease obligations to timely identify modifications to existing leases. The identified control deficiency did not result in any material misstatements in the Company’s financial statements. BDO indicated that the material weakness was considered in determining the nature, timing, and extent of audit tests applied in its audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2020 and did not affect its report dated March 16, 2021 on those financial statements. There were no disagreements with BDO about this self-identified material weakness.

During the fiscal years ended December 31, 2020 and 2019, and during the period subsequent to December 31, 2020 to March 17, 2021, there were no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO, would have caused BDO to make reference to the subject matter of the disagreement in connection with its reports, or any “reportable events” as defined in Regulation S-K, Item 304(a)(1)(v); except that in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2020, management concluded in its report, and BDO concurred, that the Company’s internal control over financial reporting as of December 31, 2020 was not effective as a result of the material weaknesses described above. A representative of BDO is not expected to attend the Annual Meeting.

During the years ended December 31, 2020 and 2019, and the subsequent interim period through March 31, 2021, neither the Company nor anyone on its behalf has consulted Grant Thornton with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements or the effectiveness of internal control over financial reporting, where either a written report or oral advice was provided to the Company that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

Audit Committee Approval Policies

Our Audit Committee Charter includes procedures for the approval by the Audit Committee of all services provided by our independent registered public accountants. Our Audit Committee has the authority and responsibility to pre-approve both audit and non-audit services to be provided by our independent registered public accountants. The Audit Committee Charter sets forth the policy of the committee for such approvals. The policy allows our Audit Committee to delegate to one or more members of the Audit Committee the authority to approve the independent registered public accountants’ services. The decisions of any Audit Committee member to whom authority is delegated to pre-approve services are reported to the full Audit Committee. The policy also provides that our Audit Committee will have authority and responsibility to approve and authorize payment of the independent registered public accountants’ fees.

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TRANSACTIONS WITH RELATED PERSONS

Our Audit Committee reviews and approves related person transactions that involve us and are of the type that are required to be disclosed in our Proxy Statement by SEC rules. A transaction may be a related person transaction if any of our directors, executive officers, owners of more than 5% of our common stock, or their immediate family have a material interest in the transaction and the amount involved exceeds $120,000. The Audit Committee approves a related person transaction if it determines that the transaction is at least as favorable to us as could have been obtained if the transaction had been with a person who is not related to us, or is in our best interest.

Mr. Matthew T. Moroun is Chairman of our Board of Directors, which is designated as a non-officer position, Chairman of the Compensation and Stock Option Committee and the Executive Committee of our Board of Directors, and our largest shareholder. He is the sole shareholder, Chairman and a director of CenTra, Inc., a diversified holding company based in Warren, Michigan. He is also the Chairman and controlling shareholder of Oakland Financial Corporation, an insurance holding company, and its subsidiaries, based in Sterling Heights, Michigan, and a principal shareholder in other family-owned businesses engaged in, among other things, transportation services and real estate acquisition, development and management. Mr. Matthew T. Moroun is the son of Nora M. Moroun, who is the owner of more than 5% of our common stock. Our director, Mr. Matthew J. Moroun, is the son of Mr. Matthew T. Moroun and grandson of Ms. Nora M. Moroun.

Mr. Matthew T. Moroun, certain trusts controlled by Mr. Moroun, and their respective transferees have registration rights under an agreement with us dated July 25, 2012. Subject to certain conditions and exceptions, such shareholders may require us to register their securities if the anticipated aggregate offering price of the securities covered by the registration exceeds $25,000,000. Also, if we propose to register any of our securities, subject to certain exceptions and limitations, and whether or not the registration is for our own account, we are required to give these shareholders the opportunity to participate in the registration. If a registration is underwritten and the managing underwriter advises us that marketing factors require a limitation on the number of shares that may be underwritten, we generally receive first priority with respect to the shares issued and sold. We generally are required to pay the registration expenses in connection with registrations.

CenTra, Inc. and its affiliates are controlled by Mr. Matthew T. Moroun, who also holds a controlling interest in Universal. CenTra and its affiliates provide administrative support services to Universal, including legal, human resources, tax, IT infrastructure and services to host our accounting system in a data center environment. The cost of these services is based on the actual or estimated utilization of the specific services and is charged to the Company. These costs totaled $2.6 million and $4.1 million for 2020 and 2019, respectively.

In addition to the arrangements described above, we are currently a party to a number of arrangements with CenTra and its affiliates that we expect to continue.

We periodically carry freight for CenTra and its affiliates in the ordinary course of business at market rates. Revenue for these services for 2020 and 2019 totaled $0.9 million and $1.6 million, respectively. Affiliates of CenTra have also provided transportation services at market rates in the ordinary course of business. The cost of these services for 2020 and 2019 totaled $22,000 and $65,000, respectively.

We pay CenTra the direct variable cost of maintenance, fueling and other operational support costs for services delivered at our affiliate’s trucking terminals that are geographically remote from our own facilities. Such costs are billed when incurred, paid on a routine basis, and reflect actual labor utilization, repair parts costs or quantities of fuel purchased. In connection with our transportation services, we also pay tolls and other fees for international bridge crossings to certain related entities which are under common control with CenTra. The cost of these services for 2020 and 2019 totaled $0.8 and $0.9 million, respectively.

We currently lease 28 office, terminal and yard facilities from CenTra’s affiliates based on either month-to-month or contractual, multi-year lease arrangements that are billed and paid monthly. At December 31,

2019, we leased 28 such facilities. During 2020 and 2019, we paid an aggregate of $12.9 million and $11.8 million, respectively, in rent and related costs to affiliates. We believe that the rent we currently pay for these properties is at market rates.

We purchase our commercial auto liability, commercial general liability, workers compensation, motor cargo liability and other insurance from an insurance company controlled by one of our majority shareholders. In addition, our employee health care benefits and 401(k) programs are provided by this affiliate. In 2020 and 2019, we paid this affiliate $47.1 million and $53.0 million, respectively. We believe that the rates we paid for these services reflect market rates.

During 2020, we contracted with an affiliate to provide real property improvements for us totaling $3.0 million and purchased wheels and tires from an affiliate totaling $618,000 during the same period. There were no such purchases made during 2019.

During 2020, we exercised our right of first refusal to acquire 6,250 shares of restricted stock from Mr. Wolfe, our director, for $137,813 based on the closing market price on the effective date of the transaction. During 2019, we purchased 600,000 shares of our common stock from Mr. Manuel J. Moroun, and a total of 10,000 from Mr. Jude Beres, our Chief Financial Officer and Treasurer, through a publicly announced modified “Dutch auction” tender offer for a total purchase price of $13.5 million and $225,000, respectively, based on final purchase price of $22.50 per share.

We also sold a vacant parcel of land to an affiliate for $2.5 million during 2019. The sales price was established by an independent third party appraisal. The Company’s basis in the land was $2.4 million, resulting in a gain of $0.1 million.

We believe that substantially all of the above transactions were entered into on terms at least as favorable to us as could have been obtained from persons who were not related to us, and each of the transactions was in our best interest. We expect to continue in 2021 certain transactions that are similar to those described above with subsidiaries of CenTra and other companies owned or controlled by our directors and director nominees who are members of the Moroun family.

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PROPOSAL THREE

ADVISORY VOTE ON MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS

In accordance with SEC rules, we have set forth below a shareholder proposal, along with the supporting statement of the shareholder proponent, for which we and our Board accept no responsibility. The shareholder proposal is required to be voted upon only if properly presented at that Annual Meeting. As explained below, our Board makes no recommendation with regards to the shareholder proposal set forth below.

The Company has been notified that the California Public Employees’ Retirement System, P.O. Box 2749, Sacramento, California 95812-2749, the beneficial owner of at least $2,000 in market value of the Company’s common stock on the date the proposal was submitted and for at least the preceding eighteen months, intends to present the following proposal at the Annual Meeting:

“RESOLVED, that the shareowners at Universal Logistics Holdings, Inc. (Company) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation and/or bylaws to provide that directors shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareowners in uncontested elections. A plurality vote standard, however, will apply to contested director elections; that is, when the number of director nominees exceeds the number of board seats.”

Supporting Statement from Shareholder:

“Is accountability by the Board of Directors important to you? As a long-term shareowner of the Company, CalPERS thinks accountability is of paramount importance. This is why we are sponsoring this proposal. This proposal would remove a plurality vote standard for uncontested elections that effectively disenfranchises shareowners and eliminates a meaningful shareowner role in uncontested director elections.

Under the Company’s current voting system, a director may be elected with as little as one affirmative vote because “withheld” votes have no legal effect. This scheme deprives shareowners of a powerful tool to hold directors accountable because it makes it impossible to defeat directors who run unopposed. Conversely, a majority voting standard allows shareowners to actually vote “against” candidates and to defeat reelection of a management nominee who is unsatisfactory to the majority of shareowners who cast votes.

A substantial number of companies have already adopted this form of majority voting. More than 90% of the companies in the S&P 500 have adopted a form of majority voting for uncontested director elections. We believe the Company should join the growing number of companies that have adopted a majority voting standard requiring incumbent directors who do not receive a favorable majority vote to submit a letter of resignation, and not continue to serve, unless the Board declines the resignation and publicly discloses its reasons for doing so.

Majority voting in director elections empowers shareowners to clearly say “no” to unopposed directors who are viewed as unsatisfactory by a majority of shareowners casting a vote. Incumbent board members serving in a majority vote system are aware that shareowners have the ability to determine whether the director remains in office. The power of majority voting, therefore, is not just the power to effectively remove poor directors, but also the power to heighten director accountability through the threat of a loss of majority support. That is what accountability is all about.

CalPERS believes that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. It is intuitive that, when directors are accountable for their actions, they perform better. We therefore ask you to join us in requesting that the Board of Directors promptly adopt the majority voting standard for uncontested director elections. We believe the Company’s shareowners will substantially benefit from the increased accountability of incumbent directors and the power to reject directors shareowners believe are not acting in their best interests. Please vote FOR this proposal.”

Company Response:

The Board of Directors has considered the above proposal and has decided neither to oppose nor support it at this time. Accordingly, the Board of Directors makes no voting recommendation to shareholders on this matter. The Board of Directors understands that there are valid arguments for and against adopting a majority vote standard in the Company’s articles of incorporation or by-laws.

Approval of this proposal would not, by itself, implement majority voting. The proposal, which is advisory in nature, would constitute a recommendation to the Board of Directors if approved by shareholders. In order to implement some forms of majority voting, the Company’s organizational documents would need to be amended, which in certain circumstances would involve a separate shareholder vote.

Although your vote on this proposal is not binding on Universal, the Board of Directors has consistently demonstrated its commitment to good governance and values the views of the Company’s shareholders. The Board of Directors will carefully consider the results of the vote on this proposal and will take what it determines to be appropriate action, if any, in response to the vote.

Your Board of Directors Makes No Recommendation

in Favor of or Opposed to this Advisory Vote on

Majority Voting in Uncontested Director Elections

ANNUAL REPORT TO SHAREHOLDERS AND REPORT ON FORM 10-K

Additional information concerning us, including our financial statements, is provided in our 2020 Annual Report to Shareholders that accompanies this Proxy Statement. Our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC, is available to shareholders who make a written request for it to our Secretary, Steven Fitzpatrick, at our principal executive office, 12755 E. Nine Mile Road, Warren, Michigan 48089. Copies of exhibits filed with that report or referenced in it will be furnished to shareholders of record upon request and payment of our expenses in furnishing such documents. The Annual Report is also available on our website at www.universallogistics.com under the captions of “Investor Relations” and “Corporate Governance.”

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

If you wish to submit a proposal to be considered at the 2022 Annual Meeting, you must comply with the following procedures. Any communication to be made to our Secretary as described below should be sent to Steven Fitzpatrick, Vice President—Finance and Investor Relations, Universal Logistics Holdings, Inc., 12755 E. Nine Mile Road, Warren, Michigan 48089.

Proxy Statement Proposal

If you intend to present proposals to be included in our Proxy Statement for our 2022 Annual Meeting, you must give written notice of your intent to our Secretary on or before December 1, 2021. The proposals must comply with SEC regulations under Rule 14a-8 for including shareholder proposals in a company’s materials.

Shareholder Recommendations for Director Nominees

It is generally the policy of the Board to consider the shareholder recommendations of proposed director nominees, if such recommendations are serious and timely received.

To be considered timely received for inclusion in our Proxy Statement for our 2022 Annual Meeting, recommendations must be received in writing at our principal executive offices, 12755 E. Nine Mile Road, Warren, Michigan 48089, no later than December 1, 2021. In addition, any shareholder director nominee recommendation must include the following information: (a) the proposed nominee’s name and qualifications and the reason for such recommendation; (b) the name and record address of the shareholder proposing such nominee; (c) a statement that the person has agreed to serve if nominated and elected; and (d) a description of any financial or other relationship between the shareholder and such nominee or between the nominee and us or our subsidiaries. In order to be considered by the Board, any candidate proposed by one or more shareholders will be required to submit appropriate biographical and other information equivalent to that required of all other director candidates.

Matters for Annual Meeting Agenda

If you intend to bring a matter before next year’s meeting, other than by submitting a proposal to be included in our Proxy Statement, we must receive notice in accordance with our Bylaws, which state that our Secretary must receive your notice no earlier than December 1, 2021 and no later than December 31, 2021. For each matter you intend to bring before the meeting, you must include a full description of each such item; the name and address of the person proposing to bring such business before the meeting and, if different, of the shareholder on whose behalf such business is to be brought before the meeting; the number of shares held of record, held beneficially and represented by proxy by such person as of the record date for the meeting and as of the date of such notice; if any item of such business involves a nomination for director, all information regarding each such nominee that would be required to be set forth in a definitive Proxy Statement filed with the SEC pursuant to Section 14 of the

Exchange Act, and the written consent of each such nominee to serve if elected; and if so requested by us, all other information that would be required to be filed with the SEC if, with respect to the business proposed to be brought before the meeting, the person proposing such business was a participant in a solicitation subject to Section 14 of the Exchange Act. Unless otherwise required by law, the Board will not be obligated to include information as to any nominee for director in any Proxy Statement or other communication sent to shareholders.

OTHER MATTERS

We do not know of any matters to be brought before the meeting other than those described in this Proxy Statement. If any other matter properly comes before the meeting, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

By Order of the Board of Directors

/s/ Steven Fitzpatrick

STEVEN FITZPATRICK
Vice President – Finance and Investor Relations, Secretary

March 31, 2021

UNIVERSAL LOGISTICS HOLDINGS, INC. 12755 E. NINE MILE ROAD WARREN, MI 48089 Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 28, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 28, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by telephone or Internet, please do not send your proxy by mail. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D44138-Z79686 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY UNIVERSAL LOGISTICS HOLDINGS, INC. A Vote on Directors The Board of Directors recommends that you vote FOR all the nominees listed: 1. To elect 10 directors for the coming year. Nominees: 01) Grant E. Belanger 06) Matthew T. Moroun 02) Frederick P. Calderone 07) Tim Phillips 03) Daniel J. Deane 08) Michael A. Regan 04) Clarence W. Gooden 09) Richard P. Urban 05) Matthew J. Moroun 10) H.E. “Scott” Wolfe For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. B Vote on Proposal 2 The Board of Directors recommends you vote FOR the following proposal: 2. To ratify the selection of GRANT THORNTON LLP as our independent auditors for 2021. C Vote on Proposal 3 The Board of Directors makes no recommendation in favor of or opposed to this shareholder proposal: 3. To approve, on an advisory basis, a shareholder proposal for majority voting in uncontested director elections. NOTE: Such other business that may properly be brought before the meeting or any adjournments or postponements thereof. Please indicate if you plan to attend this meeting. ☐ ☐ Yes No D Authorize Signatures — This section must be completed for your vote to be counted. — Date and Sign Below. In case of joint owners, each owner should sign. When signing in a fiduciary or representative capacity, please give full title as such. Proxies executed by a corporation should be signed in full corporate name by duly authorized officer. For Against Abstain ☐ ☐ ☐ For Against Abstain ☐☐ ☐ Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. D44139-Z79686 Proxy — Universal Logistics Holdings, Inc. 12755 E. Nine Mile Road, Warren, MI 48089 Solicited on behalf of the BOARD OF DIRECTORS for the 2021 Annual Meeting of Shareholders Revoking all prior proxies, the undersigned, a shareholder of UNIVERSAL LOGISTICS HOLDINGS, INC. (the “Company”), hereby appoints Tim Phillips and Jude Beres, and each of them, attorneys and agents of the undersigned, with full power of substitution to vote all shares of the common stock of the undersigned in the Company at the Annual Meeting of Shareholders of UNIVERSAL LOGISTICS HOLDINGS, INC. to be held at 5255 Hickory Hollow Parkway, Antioch, Tennessee, on April 29, 2021 at 10:00 a.m., Local time, and at any adjournment thereof, as fully and effectively as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated on the reverse. In their discretion, the proxies are authorized to vote upon any other matters which may properly come before the meeting or any adjournment thereof. The Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES, FOR PROPOSAL 2, AND NEITHER FOR NOR AGAINST PROPOSAL 3. CONTINUED AND TO BE SIGNED ON REVERSE SIDE SEE REVERSE SIDE